NEWS RELEASE	For Additional Information Contact:
David A. Zuege (414) 327-1700

For Immediate Release

OILGEAR REPORTS SECOND QUARTER RESULTS

Milwaukee, Wis., August 13, 2004...The Oilgear Company (NASDAQ/NMS:OLGR) today reported sales and earnings for the second quarter ended June 30, 2004.

For the second quarter of 2004, Oilgear reported net sales of $23,271,000, a 12.9% increase from sales of $20,610,000 for the same period in 2003. The company reported net earnings of $3,000 or $.002 per share for the second quarter of 2004, compared to a net loss of $176,000 or $0.09 per share for the comparable prior period.

For the first half of 2004, net sales were $44,563,000, a 9.2% increase from sales of $40,823,000 for the first half of 2003. Net earnings were $13,000 or $.006 per share for the first six months of 2004, compared to a net loss of $1,145,000 or $0.59 per share for the same period in the prior year.

“The recovery in the fluid power industry, which contributed to our improvement in the first quarter, has continued into the second quarter. Our results reflect these improved economic conditions,” said David A. Zuege, president and chief executive officer.

Shipments for the second quarter of 2004 were up 12.8% from the same quarter last year and up 9.3% over the first quarter of 2004. Shipments for the first half of 2004 were up 9.2% from the first half of 2003. Orders were $25.2 million in the second quarter of 2004, an increase of 20.3% over the same period in the previous year. For the first half of 2004, orders were $51.4 million, up 15.2% over the comparable period in the previous year. The backlog increased 24% from the beginning of 2004 to $35,800,000 at June 30, 2004.

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“A bright spot in the orders for the first six months of 2004 was the orders received by our facility in Leeds, England, for hydraulic equipment used in weapons handling systems for submarines. Order levels have also been strong in construction equipment, aerospace, forging and aluminum extrusion,” said Zuege.

“While our minimal profit in the second quarter is clearly not acceptable, it represents a significant improvement over the loss in the previous year. The strong level of orders, the relatively robust backlog and the current level of sales activity give us cause for some optimism about the remainder of 2004,” said Zuege.

A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The Company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following could impact the business and financial prospects of the Company: factors affecting the Company’s international operations, including fluctuations in currencies, changes in laws and political or financial insecurity of foreign governments; factors affecting the Company’s ability to hire and retain competent employees, including unionization of non-union employees and strikes or work stoppages; factors affecting the economy generally, including an economic slowdown and other conditions that could reduce demand for the Company’s products; decrease in stock price as a result of market conditions; changes in the law or standards applicable to the Company, including environmental laws and accounting pronouncements; availability of raw materials; unanticipated technological developments that result in competitive disadvantages and may impair existing assets; and factors set forth in the Company’s periodic reports filed with the SEC in accordance with the Securities Exchange Act. Shareholders, potential investors and other readers are urged to consider these factors and those set forth in the company’s filings with the SEC carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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The Oilgear Company
Consolidated Condensed Operating Statement
(Unaudited)

	Three Months Ended June 30,
	2004	2003
Net sales	$23,271,000	$20,610,000
Cost of sales	17,795,000	15,505,000

Gross profit	$5,476,000	$5,105,000
Selling, general and administrative expenses	5,000,000	4,891,000

Operating income	$476,000	$214,000

Interest expense	327,000	335,000
Other non-operating income, net	37,000	55,000

Earnings (loss) before income taxes	186,000	(66,000)
Income tax expense	149,000	90,000

Net earnings (loss) before minority interest	37,000	(156,000)
Minority Interest	34,000	20,000

Net earnings (loss)	$3,000	$(176,000)

Basic earnings (loss) per share of common stock	$0.00	$(0.09)

Diluted earnings (loss) per share of common stock	$0.00	$(0.09)

Basic weighted average outstanding shares	1,960,000	1,955,000
Diluted weighted average outstanding shares	1,979,000	1,955,000

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The Oilgear Company
Consolidated Condensed Operating Statement
(Unaudited)

	Six Months Ended June 30,
	2004	2003
Net sales	$44,563,000	$40,823,000
Cost of sales	33,896,000	31,494,000

Gross profit	$10,667,000	$9,329,000
Selling, general and administrative expenses	9,671,000	9,788,000

Operating income (loss)	$996,000	$(459,000)

Interest expense	657,000	662,000
Other non-operating income (loss), net	(9,000)	223,000

Earnings (loss) before income taxes	330,000	(898,000)
Income tax expense	262,000	212,000

Net earnings (loss) before minority interest	68,000	(1,110,000)
Minority Interest	55,000	35,000

Net earnings (loss)	$13,000	$(1,145,000)

Basic earnings (loss) per share of common stock	$0.01	$(0.59)

Diluted earnings (loss) per share of common stock	$0.01	$(0.59)

Basic weighted average outstanding shares	1,959,000	1,955,000
Diluted weighted average outstanding shares	1,980,000	1,955,000

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The Oilgear Company
Consolidated Condensed Balance Sheet
(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$6,129,000	$6,236,000
Accounts receivable	15,740,000	15,476,000
Inventories	23,852,000	23,647,000
Other current assets	3,887,000	2,988,000

Total current assets	$49,608,000	$48,347,000

Net property plant and equipment	18,701,000	19,896,000
Other assets	2,308,000	2,196,000

	$70,617,000	$70,439,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current debt	$21,518,000	$4,250,000
Accounts payable	8,828,000	8,249,000
Other current liabilities	9,408,000	8,430,000

Total current liabilities	$39,754,000	$20,929,000

Long-term debt	1,685,000	19,586,000
Unfunded employee benefit costs	23,858,000	24,045,000
Other non-current liabilities	808,000	916,000

Total liabilities	$66,105,000	$65,476,000

Minority interest in consolidated subsidiary	992,000	938,000
Shareholders’ equity	3,520,000	4,025,000

	$70,617,000	$70,439,000